Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2014, with respect to the consolidated financial statements as of December 31, 2013 and 2012 and the years then ended included in the Annual Report of American Realty Capital - Retail Center of America, Inc. on Form 10-K.  We hereby consent to the incorporation by reference of said report in the Registration Statements of American Realty Capital - Retail Center of America, Inc. on Form S-3D (File No. 333-198864, effective September 22, 2014).

/s/ Grant Thornton LLP

New York, New York
April 15, 2015